EXECUTION COPY

PURCHASE AGREEMENT

among
PRECISION CASTPARTS CORP.
THIXOFORMING LLC
and
ADVANCED FORMING TECHNOLOGY, INC.
April 7, 2014

Article 1	PURCHASE AND SALE	1
1.1	Definitions	1
1.2	Purchase and Sale	1
1.3	Purchase Price	1
1.4	Closing	1
1.5	Closing Deliveries	1
1.6	Operating Cash	2
1.7	Post-Closing Payment	2
Article 2	REPRESENTATIONS AND WARRANTIES OF SELLER	4
2.1	Existence; Authority	4
2.2	Capitalization	4
2.3	No Adverse Consequences	4
2.4	Litigation	5
2.5	Compliance with Laws	5
2.6	Absence of Certain Changes	5
2.7	Real Property	7
2.8	Assets	7
2.9	Certain Contracts and Arrangements	8
2.10	Taxes	8
2.11	Reference Financial Statements	9
2.12	Environmental Conditions	9
2.13	Intellectual Property	10
2.14	Brokers and Finders	10
2.15	Inventory	11
2.16	Accounts Receivable	11
2.17	Powers of Attorney	11
2.18	Insurance	11
2.19	Employees	11
2.20	Employee Benefits	12
2.21	Customers and Suppliers	13
2.22	Certain Business Relationships With Affiliates	14
2.23	Books and Records	14
2.24	No Undisclosed Material Liabilities	14
2.25	Product Liability	14
2.26	Permits and Licenses	15
2.27	Disclaimer of Other Representations and Warranties	15
Article 3	REPRESENTATIONS AND WARRANTIES OF BUYER	15
3.1	Existence	15
3.2	Authorization and Binding Obligation	15
3.3	Absence of Conflicting Agreements or Required Consents	15
3.4	Brokers and Finders	16
3.5	Litigation and Administrative Proceedings	16
3.6	Purchase for Investment	16

3.7	Due Diligence Investigation	16
3.8	Disclaimer of Other Representations and Warranties	16
Article 4	POST-CLOSING COVENANTS	17
4.1	General	17
4.2	Litigation Support	17
4.3	Access to Information	17
4.4	Employee Matters	17
4.5	Medical and Dental Plan Coverage	18
4.6	Other Transition Services	19
4.7	Accounts	19
Article 5	TAX MATTERS	19
5.1	Returns and Payment of Taxes	19
5.2	Cooperation on Tax Matters	21
5.3	Transfer Taxes	21
5.4	Tax Refunds	21
Article 6	INDEMNIFICATION	22
6.1	Survival of Representations and Warranties	22
6.2	Indemnification by Seller	22
6.3	Indemnification by Buyer	23
6.4	Limits on Indemnification	23
6.5	Notice of Loss; Third Party Claims	24
6.6	Character of Indemnification Payments	25
6.7	Exclusive Remedy	25
Article 7	GENERAL PROVISIONS	25
7.1	Expenses	25
7.2	Confidentiality	25
7.3	Notices	26
7.4	Public Announcements; Use of Seller’s Name, Logo or Trade Dress	27
7.5	Severability	27
7.6	Entire Agreement	27
7.7	Assignment	27
7.8	Amendment	28
7.9	Waiver	28
7.10	No Third Party Beneficiaries	28
7.11	Specific Performance	28
7.12	Governing Law	28
7.13	Arbitration	28
7.14	Further Action	29
7.15	Counterparts; Facsimiles	29
Exhibit A	Definitions

PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”), dated as of April 7, 2014, is among Thixoforming LLC, a Colorado limited liability company (the “Company”), Precision Castparts Corp., an Oregon corporation (“Seller”), and Advanced Forming Technology, Inc., a Colorado corporation (“Buyer”). Each of Seller, the Company and Buyer sometimes referred to herein as a “Party” and, collectively, as the “Parties”.
RECITALS

A.	The Company has settled all of its obligations to Seller and its Affiliates.

B.	Buyer wishes to purchase the Company. Seller wishes to transfer or cause to be transferred to Buyer all of its interest in the Company.
AGREEMENT
In consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company, Seller and Buyer agree as follows:
Article 1
PURCHASE AND SALE

1.1	Definitions. Unless defined elsewhere in this Agreement, capitalized terms have the meaning set forth in Exhibit A.

1.2
Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire, all right, title and interest in and to the Interest, in each case free and clear of any and all Encumbrances.

1.3
Purchase Price. The purchase price is equal to the Closing Net Book Value of the Company, as derived from the Closing Balance Sheet (the “Purchase Price”). At the Closing, Buyer shall pay the Estimated Purchase Price by wire transfer of immediately available funds to an account designated by Seller.

1.4
Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Interest contemplated by this Agreement will take place at a closing (the “Closing”) held at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Portland, Oregon concurrent with the signing of this Agreement. The Closing is deemed to have occurred at 12:01 a.m. Pacific time on the Closing Date.

1.5	Closing Deliveries.

(a)	At the Closing, Seller shall deliver to Buyer (i) an Interest Assignment in a form mutually agreed upon between the Seller and Buyer (“Interest Assignment”) duly signed by an officer of Seller, and (ii) evidence that the officers and directors of the Company have resigned or been removed from those positions on or before the Closing.

(b)
At the Closing, Buyer shall deliver to Seller or cause to be delivered to Seller (i) an Interest Assignment duly signed by an officer of Buyer and (ii) the payoff letter in a form mutually agreed upon between the Seller and Buyer (the “Payoff Letter”) duly signed by an officer of ARC Group Worldwide, Inc. and payment of the amounts described therein by wire transfer of immediately available funds to an account designated by Seller.

1.6	Operating Cash. At Closing, the Company shall have not less than Ten Thousand Dollars ($10,000) in Acquired Company Cash.

1.7	Post-Closing Payment.

(a)
Preparation of Closing Statement. Within five days after the Closing Date, Buyer shall deliver to Seller its proposed (i) Closing Balance Sheet, prepared in accordance with the Accounting Standards, (ii) calculation of Closing Net Book Value, derived from the Closing Balance Sheet and prepared consistent with the Closing Net Book Value Example, and (iii) Post-Closing Adjustment, each prepared in good faith. The “Post-Closing Adjustment” is an amount equal to Closing Net Book Value, as finally determined pursuant to this Section 1.7, minus the Estimated Purchase Price. If the Post-Closing Adjustment is a positive number, Buyer shall pay Seller an amount equal to the Post-Closing Adjustment in accordance with Section 1.7(g). If the Post-Closing Adjustment is a negative number, Seller shall pay Buyer an amount equal to the Post-Closing Adjustment in accordance with Section 1.7(g).

(b)	Examination. Seller will have ten days after receipt of the Closing Statement (the “Review Period”) to review the Closing Statement.

(c)
Objection. On or before the last day of the Review Period, Seller may object to Buyer’s proposed Closing Balance Sheet, Closing Net Book Value, and Post-Closing Adjustment by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the proposed Closing Balance Sheet, Closing Net Book Value, and Post-Closing Adjustment reflected in the Closing Statement are deemed accepted by Seller. If Seller delivers a Statement of Objections before the expiration of the Review Period, Seller and Buyer shall negotiate in good faith to resolve such objections within 15 days after the delivery of the Statement of Objections (the “Resolution Period”). If the objections are resolved within the Resolution Period, the Closing Balance Sheet, Closing Net Book Value, and Post-Closing Adjustment, with changes agreed in writing by Seller and Buyer, will be final and binding.

(d)
Resolution of Disputes. If Buyer and Seller fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before the Resolution Period expires, Buyer and Seller shall submit any amounts remaining in dispute (“Disputed Amounts”) for resolution to an impartial nationally recognized firm of independent certified public accountants other than Buyer’s or Seller’s accountants (the “Independent Accountant”). The Independent Account will act as an expert subject to the terms of this Section 2.4 and not an arbitrator, and shall resolve the Disputed Amounts only and make any adjustments to the Closing Balance Sheet, Closing Net Book Value, and Post-Closing Adjustment in accordance with the Accounting Standards. Buyer and Seller agree that all adjustments will be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by Buyer and Seller, and its decision for each Disputed Amount must be within the range of values assigned to each item in the Closing Balance Sheet, Closing Net Book Value, and Post-Closing Adjustment set forth in the Closing Statement and the Statement of Objections, respectively.

(e)
Fees of the Independent Accountants. Buyer shall pay a portion of the fees and expenses of the Independent Accountant equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountant that are resolved in favor of Seller (i.e., the difference between the Independent Accountant’s determination and Buyer’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountant (i.e., the sum total by which Seller’s determination and Buyer’s determination differ from the determination of the Independent Accountant). Seller shall pay that portion of the fees and expenses of the Independent Accountant that Buyer is not required to pay under this paragraph.

(f)
Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as Buyer and Seller agree in writing) after its engagement. The Independent Accountant’s resolution of the Disputed Amounts and adjustments to Closing Balance Sheet, Closing Net Book Value, and Post-Closing Adjustment is conclusive and binding upon the Parties.

(g)
Payments of Post-Closing Adjustment. Payment of the Post-Closing Adjustment, together with interest calculated as set forth below, is due (i) within three Business Days of acceptance of the Closing Statement or (ii) if there are Disputed Amounts, then within three Business Days of the resolution of the Disputed Amounts. The Post-Closing Adjustment must be paid by wire transfer of immediately available funds to the account directed by Buyer or Seller, as the case may be. The amount of any Post-Closing Adjustment bears interest from and including the Closing Date to, but excluding, the date of payment at a rate per year equal to the rate of interest published by the Wall Street Journal as the “prime rate” at large U.S. money center banks. Interest is calculated daily on the basis of a 365 day year and the actual number of days elapsed, compounded daily.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF SELLER
Except as set forth in the Due Diligence Schedules delivered to the Buyer at Closing (the “Due Diligence Schedules”), Seller hereby represents and warrants with respect to the Company to Buyer as follows:

2.1	Existence; Authority.

(a)
Seller is a corporation duly organized and validly existing under the Laws of the state of Oregon. Seller has full corporate power and authority, as applicable, to enter into this Agreement and to carry out its respective terms. Seller has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Seller. This Agreement is binding upon and enforceable against Seller in accordance with its terms, except as enforceability may be limited or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application relating to or affecting creditors’ rights and remedies generally and (ii) rules of Law governing specific performance, injunctive relief, or other equitable remedies.

(b)
The Company is a limited liability company duly organized and validly existing under the Laws of Colorado. The Company is duly qualified or licensed to do business as a foreign entity in each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Effect on the Company, taken as a whole. The Company has all necessary limited liability company power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted. The Company has no subsidiaries.

2.2
Capitalization. Seller has (a) the entire right, title, and interest in and to the Interest, and (b) full right, power, capacity, and authority to validly sell, assign, convey, and transfer the Interest to Buyer. If and when transferred to Buyer as provided in this Agreement, the Interest will be transferred free and clear of all Encumbrances (other than Encumbrances granted by Buyer). Seller has not granted or agreed, directly or indirectly, to grant to any other Person a right, whether absolute or contingent, to purchase or acquire any Interest, and no Person (other than Buyer) has any such right, through the exercise of any convertible instrument or rights under any agreement, pledge, or by operation of Law or otherwise.

2.3
No Adverse Consequences. The execution, delivery, and performance of this Agreement by Seller (a) does not require Seller or the Company (i) to obtain the consent, approval, or authorization of any Governmental Authority having jurisdiction over Seller other than such filings as may be required under any reports under the Securities Exchange Act of 1934, as amended, filings with the New York Stock Exchange, and consents, approvals, or authorization not required to be obtained until after Closing or (ii) to submit or file of any notice, report, or other filing with any Governmental Authority having jurisdiction over Seller other than such filings as may be required under any Competition Law, reports under the Securities Exchange Act of 1934, as amended, filings with the New York Stock Exchange, and filings not required to be obtained until after Closing; (b) will not violate any Law, judgment, order, injunction, decree, or ruling of any Governmental Authority applicable to Seller; and (c) will not, either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions or provisions of, or constitute a default under any Material Contract or Permit that would, individually or in the aggregate, have a Material Adverse Effect on the Company, taken as a whole.

2.4
Litigation. There is no litigation, proceeding, or investigation pending or, to Seller’s Knowledge, threatened, against the Company, which, if decided adversely, would have a Material Adverse Effect on the Company, taken as a whole.

2.5
Compliance with Laws. The Company is in compliance in all material respects with all Laws applicable to the conduct of the Business as in effect on the date of this Agreement, or applicable to its employees, except where the failure to be in compliance would not have a Material Adverse Effect on the Company, taken as a whole.

2.6
Absence of Certain Changes. Since the date of the Reference Financial Statements through the date hereof, the Company has conducted its business and operations in the Ordinary Course of Business and the Company has not:

(a)	amended its certificate of formation or operating agreement (or similar organizational documents);

(b)
merged or consolidated with any other Person or acquired any material assets of any other Person or purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof (other than the acquisition of inventory in the ordinary course), or adopted any plan of reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(c)
issued, granted, delivered or sold, or authorized or proposed the issuance, grant, delivery or sale of, any membership interests or any other securities of the Company or any securities or other instruments of any nature or kind convertible into or exchangeable for, or any rights, warrants or options to acquire, any membership interests or any other securities of the Company, or authorized the split, combination or reclassification of any membership interests, or authorized the declaration or payment of any dividends or distributions on or in respect of any of its membership interests or redemption, purchase or acquisition of its membership interests;

(d)	entered into any agreement, understanding or arrangement with respect to the sale or voting of any of its equity interests (including, without limitation, any trusts,

shareholders agreements, proxies, pledge agreements or any similar instruments or agreements);

(e)
made any loans, guarantees, advances or capital contributions to, or investments in, any other Person other than (i) loans, advances or capital contributions to or from the Company which have been duly recorded and properly reflected on the Reference Financial Statements, or (ii) loans or advances to employees in the ordinary course;

(f)
adopted, modified or terminated any: employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, or adopted any material employee benefit plan, program or arrangement or amended or modified, any existing Company Benefit Plan or benefit arrangement in any material respect;

(g)	authorized, recommended, proposed or announced an intention to adopt a plan of complete or partial liquidation or dissolution or any plan of division or share exchange;

(h)	incurred or committed to any obligation to make any capital expenditure (or series of capital expenditures) in excess of $15,000;

(i)	made any material change in any method of accounting or accounting practice of the Company;

(j)
made any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(k)
made any transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Reference Financial Statements or made any cancellation of any debts or entitlements, other than sales of inventory in the Ordinary Course of Business;

(l)	made any transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(m)	suffered any material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)	been subject to any acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(o)	been subject to the imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible, other than Permitted Liens;

(p)	authorized any bonuses, whether monetary or otherwise, or increased any wages, salary, severance, pension or other compensation or benefits in respect of its employees,

independent contractors or consultants, or changed the terms of employment for any employee or any with respect to the termination of any employees, or taken action to accelerate the vesting or payment of any compensation or benefit for any employee, independent contractor or consultant;

(q)	entered into a new line of business or abandoned or discontinued an existing lines of business;

(r)	purchased, leased or otherwise acquired the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the Ordinary Course of Business; or

(s)	committed to do any of the foregoing, or taken any action or omitted to take any action that would result in any of the foregoing.

2.7
Real Property. Section 2.7 of the Due Diligence Schedules contains a list of all Owned Real Property. The Company leases no real property, either as a tenant or a landlord. The improvements on the Owned Real Property are adequate and suitable for the purposes presently being used. With respect to each piece of Owned Real Property. Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(a)
there are no (i) pending or, to the Seller’s Knowledge, threatened condemnation proceedings relating to such Owned Real Property, (ii) pending or, to the Seller’s Knowledge, threatened litigation or administrative actions relating to such Owned Real Property or (iii) to the Seller’s Knowledge, other matters affecting materially and adversely the Company’s use of the Owned Real Property for the operation of the Business as conducted on the date of this Agreement;

(b)	there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein;

(c)
the Company has not received notice of, and to the Seller’s Knowledge, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Owned Real Property; and

(d)
all facilities located on such Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities as operated on the date of this Agreement, including gas, electricity, water, telephone, sanitary sewer and storm sewer.

The representations and warranties in this Section 2.7 are the sole and exclusive representations and warranties of Seller regarding real property matters.

2.8	Assets.

(a)	The Company is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) used in its business that are material to the operation of its business, free and clear of all encumbrances other than Permitted Liens. Except for tangible assets that Company has use of through participation in an enterprise arrangement arranged by Seller or an Affiliate of Seller, which are not subject to this transaction and are listed in Section 2.22 of the Due Diligence Schedules, the Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is suitable for the purposes for which it presently is used. Section 2.8 of the Due Diligence Schedules sets forth accurate lists as of February 28, 2014 of all vehicles, machinery, equipment, supplies and all other tangible personal property (collectively, the “Personal Property”) owned by, in the possession of, or used by the Company in its business that are material to the operation of the business, except for individual items of Personal Property carried on Company’s books of account at a value of less than Five Thousand Dollars ($5,000) individually.

(b)
To the Seller’s Knowledge, each item of Personal Property that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full.

2.9
Certain Contracts and Arrangements. Section 2.9 of the Due Diligence Schedules lists all written contracts to which the Company is a party that are material to its conduct other than purchase orders entered into in the Ordinary Course of Business (any such contract, a “Material Contract”). The Company has delivered to Buyer copies of all Material Contracts (including any and all amendments and other modifications to those Material Contracts). The Material Contracts are valid and binding obligations of the Company, and, to Seller’s Knowledge, the other parties thereto, enforceable against those parties in accordance with their respective terms except as they may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the enforcement of creditors’ rights generally and (b) Laws governing specific performance, injunctive relief, or other equitable remedies. The Company and, to Seller’s Knowledge, each other party thereto, have complied in all material respects with each Material Contract, and the Company and, to Seller’s Knowledge, each other party thereto have not caused or permitted to occur a material default under any of Material Contracts, nor has the Company granted or been granted any material waiver or forbearance with respect to any of Material Contracts. To the Seller’s Knowledge, no event has occurred that, with the passing of time or the giving of notice, would result in a material default or breach of any such Material Contract, or allow for termination or cancellation thereof. The Company has not received any written notice from any party to any such Material Contract of any intention to terminate, cancel or otherwise materially fail to perform any obligations of such party under any such Material Contract.

2.10	Taxes.

(a)	The Company has filed all material Tax Returns required to be filed by the Company (taking into account all valid extensions). Those Tax Returns are complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.

(b)
All material Taxes due and owing by the Company have been paid or accrued, including all Taxes which the Company is obligated to withhold from amounts paid to any employee, creditor or other third party for all periods for which statutory periods of limitations for assessment of such Taxes have not yet expired.

(c)	No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company that are still in effect.

(d)	There are no ongoing Actions by any taxing authority against the Company.

(e)	The Company is not a party to any Tax-sharing or similar agreement the principal subject of which is Tax matters.

(f)	The representations and warranties set forth in this Section 2.10 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

(g)	The Company has not made an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

2.11
Reference Financial Statements. The Reference Financial Statements were prepared using materially accurate data derived from the books and records of the Company, in the ordinary course of business and fairly present the financial condition of the Company as of its date and the results of its operations for the periods indicated, on a basis consistent with prior periods. The Reference Financial Statements are not audited, reviewed, or compiled.

2.12	Environmental Conditions. Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(a)
No written notice, notification, demand, request for information, citation, summons or order has been received by the Company, no complaint has been filed against and received by the Company, no penalty has been assessed, and no action or review is pending before any Governmental Authority or, to Seller’s Knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company and arising out of any Environmental Law or Environmental Permit;

(b)	To Seller’s Knowledge, the Company is in material compliance with all terms, conditions and provisions of all applicable Environmental Laws and Environmental Permits;

(c)
The Company has obtained all material Environmental Permits for the ownership, lease, operation or use of the business or assets of the Company and, to Seller’s Knowledge, all such material Environmental Permits shall remain in full force and effect immediately following the Closing;

(d)
The Business has not previously involved the use, handling, manufacture, treatment, processing, storage, generation, release, discharge, or disposal of any Hazardous Substances, except for the use, handling, manufacture, treatment, processing, storage, generation, release, discharge, or disposal in material compliance with Environmental Laws of those Hazardous Substances;

(e)
To Seller’s Knowledge, no real property currently or formerly owned, operated or leased or used for storage or as disposal facilities by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list;

(f)
To Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws caused by the business or assets of the Company, and neither the Company nor the Seller has received any notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could result in any claim against, or a violation of any Environmental Laws or term of any Environmental Permit by, Seller or the Company;

The representations and warranties in this Section 2.12 are the sole and exclusive representations and warranties of Seller regarding environmental matters.

2.13	Intellectual Property.

(a)
The Company owns, free and clear of any lien or other encumbrance or restriction, or has the right to use, the Company Intellectual Property. The Company Intellectual Property is adequate for the Company to fulfill its obligations under the Material Contracts and to conduct the Business as conducted on the date of this Agreement. Other than the Company Intellectual Property, no Intellectual Property is material to the conduct of the Business.

(b)
The Company has not received any written claim or demand of any Person, and is not a party to any proceeding pending or, to Knowledge of the Seller threatened, which challenges the rights of the Company or Seller in respect of (i) the Company Intellectual Property or (ii) the rights of the Company in respect of any material trade secret owned or used by them in the conduct of the Business. The Company Intellectual Property is not subject to any outstanding order, ruling, decree, judgment, or stipulation by or with any court, arbitrator or administrative agency. To the Knowledge of the Seller, the Company is not infringing on the intellectual property rights of any Person.

2.14
Brokers and Finders. Neither Seller nor any of its officers, directors, or employees have employed any broker, finder, or investment banker or incurred any Liability for any commission, brokerage, or investment-banking fee, or finder’s fee in connection with the transactions contemplated by this Agreement.

2.15
Inventory. All inventory of the Company, whether or not reflected on the Reference Financial Statements, to the Seller’s Knowledge, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down in accordance with the Accounting Standards.

2.16
Accounts Receivable. All accounts receivable of the Company reflected on the Reference Financial Statements (other than those reserved for bad debts or collected since such date) constitute valid claims arising from bona fide transactions consistent with past practice and, to the Knowledge of the Seller, are collectible in accordance with their terms at their recorded amounts, net of the applicable reserve for bad debts on the Reference Financial Statements. All accounts receivable of the Company that have arisen since the Reference Financial Statements constitute valid claims arising from bona fide transactions consistent with past practice, and to the Knowledge of the Seller, are collectible in accordance with their terms at their recorded amounts. Reserves for doubtful accounts have been established in accordance with the Accounting Standards. All accounts receivable which are thirty (30) days or more past due as of March 7, 2014 are identified on Section 2.16 of the Due Diligence Schedules.

2.17	Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

2.18
Insurance. Section 2.18 of the Due Diligence Schedules contains a true and complete list specifying the type of coverage and the insurer of all liability, property, workers’ compensation, directors and officers liability and other insurance policies (including any self-insurance programs, if any) currently in effect that insure the Business of the Company or employees of the Company or relate to the ownership, use or operation of any of the assets and properties of the Company. Except as set forth in Section 2.18 of the Due Diligence Schedules, all of these policies are maintained by Seller or its Affiliates and will not continue to cover the Company, the Business, or the assets and properties of the Company after Closing. None of Seller, the Company, or any Person to whom such policy has been issued has failed to give any material notice or present any material claim under any such policy in due and timely fashion.

2.19	Employees.

(a)
Seller has provided to Buyer a complete and accurate list of (i) all employees of the Company and (ii) the current annual compensation (and the portions thereof attributable to salary, bonus and other compensation respectively) of each employee of the Company as of March 7, 2014. Such list also shows totals, for each listed employee, of (x) accrued but unused vacation and sick leave and (y) accrued but unpaid bonuses and commissions.

(b)
To the Seller’s Knowledge, there are no Actions against the Company pending or overtly threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of any current or former employee of the Company.

(c)	Each of the Company’s employees is an “at-will” employee, and there are no written employment, commission or compensation agreements of any kind between the Company and any of its employees.

(d)
The Company is not a party, or otherwise subject, to any labor or collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or, to Seller’s Knowledge, attempting to represent any employees of the Company. There is no representation petition respecting the employees of the Company pending before any Governmental Authority or, to Seller’s Knowledge, threatened to be brought or filed.

(e)	Section 2.19 of the Due Diligence Schedules contains a listing (by fiscal quarter) of workers’ compensation claims of the Company since May 21, 2012.

(f)	No individuals are employed by the Company outside of the United States

2.20	Employee Benefits. With respect, as applicable, to Benefit Plans and Benefit Arrangements:

(a)
Section 2.20 of the Due Diligence Schedules sets forth a separate list, as of the date hereof, of (i) all Benefit Plans or Benefit Arrangements that relate solely or primarily to current or former employees of the Company and their spouses and eligible dependents or beneficiaries (“Company Benefit Plans”), and (ii) all other Benefit Plans or Benefit Arrangements sponsored by Seller or an ERISA Affiliate in which the Company participates (the “Seller Benefit Plans”). The Company has made available to the Buyer complete and accurate copies of the following documents with respect to the Company’s participation in each material Company Benefit Plan and Seller Benefit Plan, to the extent applicable: (i) all plan or arrangement documents; (ii) the most recent Form 5500 or other comparable documents and any attached financial statements; (iii) summary plan descriptions, summaries of material modifications, and any prospectuses that describe the Company Benefit Plans or Seller Benefit Plans (iv) all notices that the IRS, Department of Labor or any other Governmental Authority issued to the Company on or after May 21, 2012; and (v) employee manuals or handbooks containing personnel or employee relations policies.

(b)
All Seller Benefit Plans that are intended to meet the requirements of Section 401(a) of the Code have received determination letters from the IRS to the effect that such plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Seller’s Knowledge, no fact or event has occurred since the date of such determination letter that would adversely affect such qualification or exemption, as the case may be. The Company Benefit Plans and Seller Benefit Plans comply in form and in operation, in all material respects, with the requirements of the Code, ERISA and all applicable Laws.

(c)
To Seller’s Knowledge, there are no pending claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Company Benefit Plan.

(d)
To the Seller’s Knowledge, the Company has paid all amounts they are required to pay as contributions to the Company Benefit Plans; all benefits accrued under any unfunded Company Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of the date of the Reference Financial Statements; the assets of each Company Benefit Plan that is funded are reported at their fair market value on the books and records of such Company Benefit Plan; no Company Benefit Plan in which the Company’s employee’s participate that is subject to Part 4 of Title I of ERISA has assets that include securities issued by the Company or any of their ERISA Affiliates.

(e)
The execution of this Agreement or the occurrence of the Closing will not (A) entitle any employee to severance payable by the Company, (B) accelerate the time of funding, vesting or payment of any benefits under any of the Company Benefit Plans or (C) result in any payment in the nature of compensation that would, either alone or in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code to any person.

(f)	The Company has no arrangements or obligation to provide health or medical benefits or payments to or with respect to any former employee or retiree, except as required by COBRA.

(g)
The Company is not a party to any agreement under which any employee or independent contractor is entitled to any “gross-up” payment in respect of Taxes under Sections 4999 or 409A of the Code. To the Seller’s Knowledge, each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in all material respects in accordance with the applicable requirements of Section 409A of the Code.

(h)	There are no loans or extensions of credit from the Company to any employee of or independent contractor of the Company.

(i)	There is no Company owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company.

2.21
Customers and Suppliers. Section 2.21 of the Due Diligence Schedules sets forth a list of (a) the top fifteen (15) parts customers of the Company during the last full fiscal year, as applicable, and the interim period through the date of the Reference Financial Statements, and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. No such customer or supplier has provided written notice within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company. To the Knowledge of the Seller, the Company has good relations with its customers.

2.22
Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, (c) owes any money to, or is owed any money by, the Company or (d) is a party to any contract or other arrangement (written or oral) with the Company.

2.23
Books and Records. To the Knowledge of the Seller, the minute books and other similar records of the Company contain complete and accurate records of all formal actions taken at any meetings of the Company’s equity holders, board of directors, members, managers or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. Section 2.23 of the Due Diligence Schedules contains a list of any bank accounts and safe deposit boxes of the Company as of the Closing Date and the names of persons having signature authority with respect thereto or access thereto.

2.24	No Undisclosed Material Liabilities.

(a)	As of the date of the Reference Financial Statements, there are no material expenses incurred in the Business that are not reflected as an expense of the Company in the Reference Financial Statements.

(b)
As of the date of the Reference Financial Statements, the Company did not have, and, on the Closing Date, the Company will not have, Liabilities with respect to the Business, including, without limitation, Liabilities for borrowed money, Taxes, accounts payable (including rent arrears), amounts owed to any member (or any member’s Affiliates or relatives) or Affiliates of the Company, customer orders, customer advances and deposits, open purchase orders of the Company (including, without limitation, commitments to suppliers of the Company for work-in-process), advances and deposits paid to suppliers of the Company commissions or other compensation owed to employees of the Company, customer claims, product liability or personal injury claims, and warranty claims, except (i) Liabilities reflected, reserved for or disclosed in the balance sheet included in the Reference Financial Statements, (ii) Liabilities disclosed on the Due Diligence Schedules, (iii) Liabilities incurred in the Ordinary Course of Business since the date of the Reference Financial Statements, or (iv) Liabilities or obligations that are not, individually or in the aggregate, material to the Business up to $50,000 in the aggregate.

2.25
Product Liability. To the Seller’s Knowledge, no product manufactured, sold, leased or delivered by the Company is subject to any material guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Seller has furnished Buyer with copies of the standard terms and conditions of sale for the Company. To the Seller’s Knowledge, the Company has no material Liability for any design defect, product failure or other material product Liability claim arising from or related to any product of the Company.

2.26
Permits and Licenses. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: the Company holds all Permits that are material to the Business and necessary for the lawful conduct of the Business as currently conducted pursuant to the Laws applicable to the Company; Each such Permit is in full force and effect, and the Company has not received any written notice from any Governmental Authority alleging the violation of, or failure to comply with, any material term or requirement of any of its Permits, or regarding the revocation, withdrawal, suspension, cancellation, termination or material modification of any of its Permits; To the Knowledge of the Seller, no event has occurred that, with or without notice or lapse of time or both, would result in the revocation, suspension, lapse or limitation of any Permit.

2.27
Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article 2 (as modified by the Due Diligence Schedules), neither the Seller nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Business, the Seller, or transactions contemplated by this Agreement. Seller disclaims any other representations or warranties, whether made by the Seller or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article 2 hereof (as modified by the Due Diligence Schedules), Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, or representative of Seller or any of its Affiliates).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF BUYER
Buyer hereby represents and warrants to Buyer as follows:

3.1	Existence. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado.

3.2
Authorization and Binding Obligation. Buyer has full corporate power and authority to enter into this Agreement and to carry out its respective terms. Buyer has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement is binding upon and enforceable against Buyer in accordance with its respective terms, except as enforceability may be limited or affected by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application relating to or affecting creditors’ rights and remedies generally and (b) rules of Law governing specific performance, injunctive relief, or other equitable remedies.

3.3
Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by Buyer (a) do not require (i) the consent, approval, or authorization of any Governmental Authority having jurisdiction over Buyer (other than such approvals as may be required under any Competition Law) or of any third party or (ii) the submission or filing of any notice, report, or other filing with any Governmental Authority having jurisdiction over Buyer; (b) will not violate the corporate charter and other organizational documents of Buyer; (c) will not violate any Law, judgment, order, injunction, decree, or ruling of any Governmental Authority applicable to Buyer; and (d) will not, either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, instrument, license, or permit individually or in the aggregate material to the transactions contemplated hereby and to which Buyer is subject.

3.4
Brokers and Finders. Neither Buyer nor any of its respective officers, directors, or employees have employed any broker, finder, or investment banker or incurred any Liability for any commission, brokerage, or investment-banking fee, or finder’s fee in connection with the transactions contemplated by this Agreement.

3.5
Litigation and Administrative Proceedings. There is no Action pending or threatened against Buyer that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

3.6
Purchase for Investment. Buyer is not acquiring the Interest with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended or any comparable state securities laws.

3.7
Due Diligence Investigation. Buyer has had an opportunity to discuss the Company, management, operations and finances of the Company with Seller and the Company’s officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the Company’s facilities. Buyer has conducted its own independent investigation of the Company. In making its decision to execute and deliver this Agreement and to complete the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of Seller set forth in Article 2 (and acknowledges that those representations and warranties are the only representations and warranties made by Seller) and has not relied upon any other information provided by, for or on behalf of the Company or Seller, or their agents or representatives, to Buyer in connection with the transactions contemplated by this Agreement. Buyer has no knowledge of the existence or nonexistence or occurrence or nonoccurrence of any event, condition or circumstance the existence, nonexistence, occurrence or nonoccurrence of which would cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any respect. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the Company. Buyer acknowledges that no current or former stockholder, director, officer, employee, Affiliate or advisor of Seller has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

3.8	Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article 3, neither the Buyer nor any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated by this Agreement. The Buyer disclaims any other representations or warranties, whether made by the Buyer or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article 3, Buyer hereby disclaims all Liability and responsibility for any representation, warranty or information made, communicated, or furnished (orally or in writing) to Seller or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Seller by any director, officer, employee, agent, or representative of the Buyer or any of its Affiliates).
ARTICLE 4
POST-CLOSING COVENANTS

4.1
General. If after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take further action (including the execution and delivery of further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting party is entitled to indemnification therefor under Article 6).

4.2
Litigation Support. If, and for so long as, any Party is actively contesting or defending against any Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving the Company (other than Actions between Buyer or the Company or any of their Affiliates, on the one hand, and Seller and any of its Affiliates, on the other hand), each other Party shall reasonably cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection with the defense or contest.

4.3
Access to Information. Subject to any additional requirements of Section 5.2, each Party agrees to retain its books and records relating to the Company for the periods before the Closing for a period of at least three years. For a period of at least three years after the Closing Date, (a) Seller will provide Buyer and its representatives with reasonable access, at Buyer’s cost, to any books and records in the possession of Seller to the extent those books and records relate to the Company, and (b) Buyer will provide Seller and its representatives with reasonable access, at Seller’s cost, to any books and records in Buyer’s possession to the extent such books and records relate to the Company.

4.4	Employee Matters.

(h)
For 12 months after Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall, and shall cause the Company to, provide each of the Company’s employees with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company consistent with past Company practice before Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company consistent with past Company practice before Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company consistent with past Company practice before Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for the employee consistent with past Company practice before Closing. Notwithstanding the foregoing, nothing in this Section 4.4(a) or any other provision of this Agreement shall be construed as a contract of employment with respect to any employee and the Company may terminate any employee at any time for any reason on or after the Closing Date as determined at its sole discretion.

(i)
As of the Closing Date, the Company’s employees shall cease to accrue benefits, if any, under the Seller Benefit Plans. Effective as of the Closing Date, Seller and its Affiliates shall take all necessary action, if any, to effect such cessation of participation as of the Closing Date. No assets or liabilities with respect to the Seller Benefit Plans shall be transferred to Buyer or its Affiliates. The Seller or its Affiliates, as applicable, shall pay directly to the Company employees (including their surviving spouses and beneficiaries, if applicable) any vested benefits to which they are entitled under the Seller Benefit Plans when eligible under the terms of such plans to receive such payments.

(j)
With respect to any employee benefit plan maintained by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”), Buyer shall, or shall cause the Company to, recognize all service of the employee with the Company as if the service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which the employee may be eligible to participate after Closing. However, that service need not be recognized to the extent that recognition would result in a duplication of benefits.

(k)
Notwithstanding any other provision of this Agreement, Seller and Buyer intend that all employee benefit matters covered in this Agreement comply with the applicable Laws of the affected jurisdiction and, to the extent of any noncompliance, the provisions of this Agreement will be reformed to achieve compliance in accordance with the intent of the parties to this Agreement. Moreover, Seller and Buyer do not intend to create any third party beneficiary rights as to any employees respecting any provisions of this Agreement. Nothing in this Section 4.4, whether express or implied, confer upon any Person (including any current or former director, officer or employee of, or consultant or independent contractor to, the Seller) any third party beneficiary or other rights or remedies, including any right to employment or continued employment for any specified period or continued participation in any benefit plan, of any nature or kind whatsoever under or by reason of this Section 4.4.

4.5
Medical and Dental Plan Coverage. From the Closing Date through May 31, 2014, Seller will provide each of the Company’s employees with benefits under the medical and dental plans in which the Company’s employees participate at the Closing consistent with Company practice before Closing. Seller will bill Buyer for the actual cost of such benefits from the

Closing Date through May 31, 2014. Seller shall pay such amount within five business days of receipt of invoice.

4.6	Other Transition Services.

(c)
Seller will use commercially reasonable efforts to provide to the Company, in materially the same manner and extent as provided prior to the Closing, from the Closing Date through May 31, 2014 (i) IT (information technology) support, (ii) finance/accounting support, and (iii) ordinary course of business payroll administration (together, the “Services”). Seller will invoice the Company $1,544.00 on the first day of each month for the Services. The Company shall pay for the Services within thirty calendar days of receipt of invoice.

(d)
The relationship of Seller, on the one hand, and the Company, on the other hand, pursuant to this Section 4.6 is that of an independent contractor. Nothing in this Section 4.6 is intended or will be deemed to constitute a partnership, agency, franchise, joint venture, trust, or other association of any kind between Seller, on the one hand, and the Company, on the other hand.

(e)
If Seller is unable to perform, or is delayed in the performance of, its obligations under this Section 4.6 by reason of war, riot, storm, fire, flood, earthquake, strike, lockout or other labor unrest, accident, breakdown of equipment or machinery, government act, or any other contingencies beyond the control of Seller which interfere with the production or transport of goods or with the supply of raw materials or energy source, Seller will be relieved from its obligations under this Section 4.6 for as long as it is justified by the event. Seller shall promptly notify the Company in writing of the cause affecting the performance of its obligations. When the event terminates, Seller shall promptly resume performance and shall notify the Company thereof in writing without delay.

4.7
Accounts. After the Closing Date, (a) if the Company receives any amounts from Seller or its Affiliates in the accounts set forth in Section 2.23 of the Due Diligence Schedules, the Company shall promptly wire such amounts to an account designated by Seller and (b) if Seller or its Affiliates automatically draws amounts from the accounts set forth in Section 2.23 of the Due Diligence Schedules, Seller shall promptly wire such amounts to an account designated by the Company.

ARTICLE 5
TAX MATTERS

5.1	Returns and Payment of Taxes.

(c)
The Parties acknowledge and agree that because the Company will be treated as an entity disregarded as separate from its owner both before and immediately after the purchase and sale of the Interest, the purchase and sale of the Interest will be treated for U.S. federal income tax purposes as a purchase and sale of all of the assets owned by the Company. Seller and its Affiliates shall report on their U.S. federal income Tax Returns and all applicable state and local income Tax Returns all income, gain, loss, deduction, credit and other tax items for all Pre-Closing Tax Periods. Buyer and its Affiliates shall report on their U.S. federal income Tax Returns and all applicable state and local income Tax Returns all income, gain, loss, deduction, credit and other tax items for all Post-Closing Tax Periods.

(d)
Seller or its Affiliates shall (i) prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the Company for all Tax Periods ending on or before the Closing Date, and (ii) timely pay all Taxes due with respect thereto.

(e)
Buyer shall (i) prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company required to be filed after the Closing Date other than those Tax Returns described in Section 5.1(a), and (ii) timely pay all Taxes due with respect thereto. To the extent any such Tax Return includes a Pre-Closing Tax Period or is a return for which the Seller could otherwise have an indemnification obligation pursuant to Article 8, Buyer shall (i) prepare such Tax Returns consistent with past practices unless a contrary position is required by applicable Law, and (ii) allow Seller a reasonable time, and in no event less than 20 Business Days, to review and comment on the Tax Returns prior to filing, and (iii) not file such Tax Returns without Seller’s prior consent, which shall not be unreasonably withheld. Seller shall reimburse Buyer for the portion of the Taxes shown as due on any Straddle Period Tax Return that are attributable to the Pre-Closing Tax Period on or before the later ten Business Days after request from Buyer for such reimbursement and five Business Days before such Tax is due and payable.

(f)
For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be calculated as follows: (i) in the case of any Taxes that are based upon or measured by income, receipts, profits or wages, that are imposed in connection with the sale or other transfer of property or services, or that are required to be withheld and collected, the amount of such Taxes that are attributable to the Pre-Closing Tax Period shall be determined on the basis of a closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall to the extent practical be deemed to terminate at such time); and (ii) in the case of other Taxes, the amount of such Taxes that are attributable to the Pre-Closing Tax Period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period through and including the Closing Date, and the denominator of which is the total number of days in the taxable period.

(g)	Neither Buyer nor any of its Affiliates, including the Company, shall file any amended Tax Return for or including any Pre-Closing Tax Period without Seller’s express written consent.

5.2
Cooperation on Tax Matters. Seller, the Company and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing, executing and filing all Tax Returns relating to the Company and in resolving all disputes and audits relating to Taxes of the Company. Such cooperation shall include maintaining and making available to each other all records relating to Taxes of the Company and making employees available on a mutually convenient basis to provide additional information or explanation of any materials provided hereunder or to testify at any Actions relating to Taxes of the Company. Seller and Buyer agree (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax Period beginning before the Closing Date until the applicable statute of limitations (as may be extended) has expired and to abide by all record retention agreements entered into with any Governmental Authority; and (b) to allow the other Party and its representatives at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such Party’s expense. Seller shall have the right to control any audit, litigation, or other proceeding with respect to any tax Return of the Company relating exclusively to a Pre-Closing Tax Period, provided that (i) Seller must act in a manner consistent with the Company’s prior practices, except to the extent required by applicable Law and the terms of this Agreement and (ii) Buyer shall have the right to notice of, and if and to the extent such audit, litigation, or other proceeding could result in Losses to Buyer in a Post-Closing Tax Period, to participate in, any such audit, litigation, or other proceeding at Buyer’s expense. Buyer shall have the right to control any other audit, litigation, or other proceeding, including the entire Tax Return for any Straddle Period, provided that Seller shall have the right to notice of, and to participate in, any such audit, litigation, or other proceeding at Seller’s expense, if and to the extent Seller would have Liability as a result of such audit, litigation, or other proceeding.

5.3
Transfer Taxes. Each of Buyer and Seller shall equally pay any and all Transfer Taxes incurred in connection with Buyer’s acquisition of the Interest. To the extent Seller or any of its Affiliates pays any portion of the Transfer Tax to be paid by Buyer, Buyer shall reimburse the Seller for such portion of the Transfer Tax within 10 Business Days of delivery to Buyer of evidence of payment of such Transfer Tax to the applicable Governmental Authority. To the extent Buyer or any of its Affiliates pays any portion of the Transfer Tax to be paid by Seller, the Seller shall reimburse the Buyer for such portion of the Transfer Tax within 10 Business Days of delivery to Seller of evidence of payment of such Transfer Tax to the applicable Governmental Authority.

5.4
Tax Refunds. Any Tax refunds (whether by payment, credit, offset, reduction in Tax or otherwise) relating to any Pre-Closing Tax Period received by Buyer, the Company or any of their Affiliates after the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller the amount of any such refund within 10 Business Days after its receipt.

ARTICLE 6
INDEMNIFICATION

6.1	Survival of Representations and Warranties.

(a)
The representations and warranties of Seller contained in this Agreement survive the Closing until the 18-month anniversary of the Closing, but (i) the representations and warranties made pursuant to Section 2.1 (Existence; Authority), Section 2.2 (Capitalization) and Section 2.14 (Brokers and Finders) survive indefinitely (the representations and warranties made pursuant to Section 2.1, Section 2.2, and Section 2.14 the “Seller Fundamental Reps”) and (ii) the representations and warranties made pursuant to Section 2.12 (Environmental Conditions) and Section 2.25 (Product Liability) survive until the six-year anniversary of the Closing, and (iii) the representations and warranties made pursuant to Section 2.10 (Taxes) survive until 60 days after the expiration of the applicable statute of limitations. If written notice of a claim is given before the expiration of the applicable representations and warranties by Buyer to Seller, then the relevant representations and warranties survive as to that claim, until the claim is finally resolved.

(b)
The representations and warranties of Buyer contained in this Agreement survive the Closing until the 18-month anniversary of the Closing, but the representations and warranties made pursuant to Section 3.1 (Existence) and Section 3.4 (Brokers and Finders) survive indefinitely (the representations and warranties made pursuant to Section 3.1 and Section 3.4, the “Buyer Fundamental Reps”). If written notice of a claim is given before the expiration of the applicable representations and warranties by any Seller to Buyer, then the relevant representations and warranties survive as to that claim, until the claim is finally resolved.

(c)
The representations and warranties set forth in this Agreement speak only as of the date of this Agreement and the Closing Date (except for representations and warranties that are made as of a specific date, which speak only as of that date). Claims for breach of representations and warranties may only be brought before the expiration of the applicable survival periods specified in Section 6.1. No claim for breach of a representation or warranty may be brought after the expiration of the survival period that is applicable to that representation or warranty as specified in Section 6.1.

6.2
Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its respective Affiliates (including the Company), officers, directors, employees, agents, successors and assigns (each a “Buyer Indemnified Party”) from and against any and all Losses, arising out of or resulting from:

(l)	the breach of any representation or warranty made by Seller contained in this Agreement;

(m)	the breach of any covenant or agreement by any of Seller (or, with respect to periods before Closing, by the Company) contained in this Agreement;

(n)
any Liability of the Company to the PBGC with respect to any plan of Seller or an ERISA Affiliate subject to Title IV of ERISA, any withdrawal Liability of the Company associated with participation by Seller or an ERISA Affiliate in a multi-employer plan as defined in Section 4001(a)(3) of ERISA, any Liability of the Company related to participation by Seller or an ERISA Affiliate in a multiple employer plan as defined in Section 413(c) of the Code, or any Liability of the Company related to participation in a multiple employer welfare arrangement by Seller or an ERISA Affiliate within the meaning of Section 3(40)(A) of the Code; or

(o)	any Liability for Taxes of the Company for all Pre-Closing Tax Periods to the extent Buyer was not credited for such amount in the purchase of the Interest.

6.3
Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its respective Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) from and against any and all Losses, arising out of or resulting from:

(e)	the breach of any representation or warranty made by Buyer contained in this Agreement;

(f)	the breach of any covenant or agreement by the Buyer (or, with respect to periods after Closing, by the Company) contained in this Agreement; or

(g)	all Liability for Taxes of the Company for all Post-Closing Tax Periods.

6.4	Limits on Indemnification.

(f)
Notwithstanding anything to the contrary contained in this Agreement: (i) except with respect to claims relating to the Seller Fundamental Reps, Seller is not liable for any claim for indemnification pursuant to Section 6.2 unless and until the aggregate amount of indemnifiable Losses under that section equals or exceeds 1% of the Purchase Price, after which point the Seller is obligated to indemnify the Buyer Indemnified Party from and against any and all amounts of indemnifiable Losses that exceed 1% of the Purchase Price; (ii) except with respect to claims relating to the Seller Fundamental Reps, the maximum amount of indemnifiable Losses that may be recovered from the Seller is an amount equal to 20% of the Purchase Price; (iii) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller arising out of or resulting from a breach of a Seller Fundamental Rep is an amount equal to 100% of the Purchase Price; and (iv) Buyer is not entitled to indemnification for breach of Section 2.10 (Taxes) with respect to any Post-Closing Tax Period. This section does not apply with respect to indemnification under Section 6.3.

(g)
In calculating the indemnifiable Losses suffered by the Indemnified Party, the amount of any claim is calculated net of any Tax benefit to the Indemnified Party as a result of the Loss and is reduced by any amounts the Indemnified Party has received from third parties in connection with the matter, including any indemnification or other recovery under any contract, agreement, or arrangement between a Buyer Indemnified

Party and any third party and any insurance proceeds. The Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including pursuing third party recoveries and incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss. Nothing in this section precludes an Indemnified Party from giving notice of its indemnity claim before exhausting its remedies. If the Indemnified Party receives any third party payments after an indemnification payment is made that relates thereto, the Indemnified Party shall promptly repay to the Indemnifying Party the amount of the indemnification payment the Indemnifying Party would not have paid had the third-party payment reduced the original indemnification payment.

(h)
An Indemnified Party shall not assert claims with respect to, or recover damages for, Losses for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except to the extent the Indemnified Party is required to pay punitive damages to a third party pursuant to a Third Party Claim.

(i)
Buyer is not entitled to indemnification under this Article 6 arising out of breach of representations or warranties made in this Agreement by the Seller, to the extent Buyer, or any of the Buyer’s Affiliates, advisors, agents, consultants or representatives, had knowledge as of the date the representation or warranty was made that any representation and warranty made in this Agreement by the Seller was inaccurate or untrue.

(j)
An Indemnified Party may not recover duplicative indemnifiable Losses in respect of a single set of facts or circumstances under more than one representation, warranty, covenant, or agreement in this Agreement.

6.5	Notice of Loss; Third Party Claims.

(a)
An Indemnified Party shall give the Indemnifying Party prompt notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, as soon as practicable, stating the amount of the Loss, if known, and method of computation of the Loss, and containing a reference to the provisions of this Agreement in respect of which the right of indemnification is claimed or arises.

(b)
If an Indemnified Party receives notice of any Action, demand or assessment (each, a “Third Party Claim”) against it or that may give rise to a claim for Loss under this Section 6.5, the Indemnified Party shall give the Indemnifying Party notice of the Third Party Claim within 30 days (10 days in the case of any Third Party Claim relating to Tax) of the receipt of notice. The failure to provide notice does not release the Indemnifying Party from any of its obligations under this section except to the extent that the Indemnifying Party is prejudiced by the failure. The Indemnifying Party is entitled to assume and control the defense of the Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 10 Business Days of the receipt of notice from the Indemnified Party. However, the Indemnified Party is entitled, at its own expense, to participate in the defense of the Third Party Claim subject to the Indemnifying Party’s right to control the defense of the Third Party Claim.

(c)
If the Indemnifying Party exercises the right to undertake the defense against a Third Party Claim as provided above, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials, and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as the Indemnifying Party reasonably requires. Similarly, if the Indemnified Party is, directly or indirectly, conducting the defense against a Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnified Party in the defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, records, materials, and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as the Indemnified Party reasonably requires.

(d)
The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably.

6.6
Character of Indemnification Payments. Seller and Buyer agree to treat all payments made pursuant to this Article 6 (Indemnification) as adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

6.7
Exclusive Remedy. Except in the case of fraud, the sole remedy of an Indemnified Party for all indemnifiable Losses with respect to the transactions contemplated by this Agreement is the indemnity set forth in Article 6 (Indemnification) (it being understood that nothing in this Article 6 limits the Parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in Article 5 (Tax Matters) and Section 7.2 (Confidentiality)).

ARTICLE 7
GENERAL PROVISIONS

7.1
Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement must be paid by the Party incurring such costs and expenses, whether or not the Closing has occurred.

7.2
Confidentiality. No information concerning Seller or any of its current or former Affiliates that has been furnished to or obtained by Buyer under this Agreement or in connection with the transactions contemplated by this Agreement may be (a) used by Buyer or Buyer’s

Affiliates other than in connection with the transactions contemplated by this Agreement or (b) disclosed by Buyer to any Person other than in confidence to employees, legal counsel, financial advisers, or independent public accountants of Buyer who Buyer reasonably determines have a need to know such information in connection with the transactions contemplated by this Agreement.

7.3
Notices. All notices and correspondence with respect to matters related to this Agreement must be in writing and are deemed received by a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile, or by electronic or digital transmission, with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following address or facsimile number (or to such other address or facsimile number as a Party may designate by giving written notice to the other Party in accordance with this Section 7.3):

if to Seller:
Precision Castparts Corp.
11721 Sea Star Drive
Indianapolis, IN 46256
Attention: Greg Delaney
Email: gdelaney@precastcorp.com

and to:

Precision Castparts Corp.
4650 SW Macadam Avenue, Suite 400
Portland, OR 97239-4262
Fax: 503.946.4817
Attention: Ruth Beyer
Email: rbeyer@precastcorp.com

With a copy sent simultaneously to:

Precision Castparts Corp.
4650 SW Macadam Avenue, Suite 400
Portland, OR 97239-4262
Fax: 503.946.4817
Attention: Sara Gray
Email: sgray@precastcorp.com

if to Buyer:

Advanced Forming Technology, Inc.
7040 Weld County Rd. 20
Longmont, CO 80504
Attention: Jason Young, CEO
e-mail: jyoung@arcgroupworldwide.com
Fax: +1 (212) 231-3939

With a copy sent simultaneously to:

Wuersch & Gering LLP
100 Wall Street, 10th Fl.
New York, NY 10005
Attention: Travis L. Gering, Esq.
e-mail: travis.gering@wg-law.com
Fax: 610-819-9104

7.4	Public Announcements; Use of Seller’s Name, Logo or Trade Dress.

(e)
No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated herby this Agreement or otherwise communicate with any news media without the prior written consent of the other Parties, unless otherwise required by Law or applicable stock exchange regulation, and the Parties shall cooperate as to the timing and contents of any such press release, public announcement or communication. Unless otherwise required by Law, the Parties shall treat and hold as confidential (and not disclose or provide access to any Person to) all terms and conditions of this Agreement, including the existence thereof.

(f)
Buyer shall not and, immediately after the Closing, shall cause the Company not to use Seller’s name (including any derivations thereof such as “PCC”), logo or trade dress (including but not limited to colors and logo lines) in any form or fashion.

7.5
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are completed as originally contemplated to the greatest extent possible.

7.6	Entire Agreement. This Agreement, including Exhibit A, and the Due Diligence Schedules, the Interest Assignment, the Payoff Letter, the Closing Net Book Value Example, and the

Reference Financial Statements constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Buyer with respect to the subject matter hereof.

7.7
Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller (which consent may be granted or withheld in the sole discretion of Seller). However, Buyer may assign this Agreement or any of its rights and obligations hereunder to one or more wholly-owned subsidiaries without the consent of Seller, but only if the Buyer remains obligated under this Agreement.

7.8	Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Seller and Buyer or (b) by a waiver in accordance with Section 7.9.

7.9
Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered by the other Parties pursuant to this Agreement or (c) waive compliance with any of the agreements of the other Parties or conditions to such Parties’ obligations contained in this Agreement. Any extension or waiver is valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition will not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Agreement does not constitute a waiver of those rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.10
No Third Party Beneficiaries. Except for the provisions of Section 6.5 relating to indemnified parties, this Agreement is binding upon, and inures solely to the benefit of, the Parties and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or confers upon any other Person, including any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

7.11
Specific Performance. The Parties acknowledge and agree that each Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each Party may be entitled, at law or in equity, it shall be entitled to enforce and provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

7.12
Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) is governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

7.13
Arbitration. The Parties agree to submit to arbitration any and all matters in dispute or in controversy among them concerning the terms and provisions of this Agreement. All such disputes and controversies shall be determined and adjudged by the decision of an arbitrator (the “Arbitrator”) selected by mutual agreement of the Parties or if the Parties fail to reach agreement on the Arbitrator within ten (10) days after a party has notified the other of its interest to submit a matter to arbitration, the Arbitrator shall be selected by the American Arbitration Association upon application made to it for such purpose by the Parties. Arbitration shall take place in Denver, Colorado or such other place as the parties hereto may agree in writing. The Arbitrator shall reach and render a decision in writing with respect to the amount, if any, of payment respecting the disputed matter. The arbitration proceedings shall be held in accordance with the applicable rules of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The fees and expenses of the Arbitrator and the respective fees and expenses of the parties hereto in connection with any such arbitration (including, without limitation, reasonable fees and expenses of legal counsel and consultants) shall be paid by the party against whom a decision by the Arbitrator is rendered.

7.14
Further Action. Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and complete and make effective the transactions contemplated hereby.

7.15
Counterparts; Facsimiles. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed is deemed an original, and all of which taken together constitute one and the same agreement. For purposes of this Agreement, facsimile, scanned or digitally transmitted signatures are deemed to be original signatures.

[Signature page follows]

The Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
PRECISION CASTPARTS CORP.
By: /s/ Ruth Beyer
Name: Ruth Beyer
Title: Senior Vice President, General Counsel

ADVANCED FORMING TECHNOLOGY, INC.
By: /s/ Jason Young
Name: Jason Young
Title: Chief Executive Officer

Signature Page to Purchase Agreement

EXHIBIT A
DEFINITIONS
For purposes of this Agreement:
“$” or “Dollars” means United States dollars.
“Accounting Standards” means the principles, policies, procedures, practices, applications, methodologies and any other discretionary elections used by the Company in preparing the Reference Financial Statements.
“Acquired Company Cash” means cash and cash equivalents (including marketable securities and short-term investments) on hand in the Company as of the close of business on the day before the Closing Date.
“Action” means any claim, action, suit, arbitration, inquiry, audit, examination, proceeding or investigation by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” is defined in the preamble.
“Arbitrator” is defined in Section 7.13.
“Benefit Arrangement” means any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits, other than salary or under a Benefit Plan, as compensation for services rendered, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.
“Benefit Plan” has the meaning given in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (a) otherwise exempt from ERISA by that or another section, (b) maintained outside the United States or (c) individually negotiated or applicable only to one person.
“Business” means the business operated by the Company.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York USA.
“Buyer” is defined in the preamble.
“Buyer Benefit Plans” is defined in Section 4.4(c).
“Buyer Fundamental Reps” is defined in Section 6.1(b).
“Buyer Indemnified Party” is defined in Section 6.2.
“Closing” is defined in Section 1.4.
“Closing Balance Sheet” means the unaudited balance sheet of the Company measured as of 12:01 a.m. as of the Closing Date, prepared in accordance with the Accounting Standards.
“Closing Date” means the date of the Closing.
“Closing Net Book Value” means the Net Book Value of the Company derived from the Closing Balance Sheet.
“Closing Net Book Value Example” means the example of Net Book Value derived from the balance sheet of the Reference Financial Statements, as prepared by Seller and delivered to Buyer at Closing.
“Closing Statement” has the meaning set forth in Section 1.7(a).
“COBRA” means Part 6 of Title I of ERISA, as amended.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” means Thixoforming LLC, a Colorado limited liability company.
“Company Benefit Plans” is defined in Section 2.20(a).
“Company Intellectual Property” means the Intellectual Property owned by the Company.
“Disputed Amounts” has the meaning set forth in Section 1.7(d).
“Due Diligence Schedules” is defined in the preamble to Article 2.
“Encumbrance” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or contract committing to grant any of the foregoing.

“Environment” means surface waters, ground waters, soil, subsurface strata, ambient air and all outdoor areas of any real property.
“Environmental Laws” means all Laws and any Environmental Permit or condition thereof, relating to the Environment, health, safety, natural resources or Hazardous Materials.
“Environmental Permits” means all permits, approvals, licenses, registrations and other authorizations required under or issued pursuant to any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with the Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Estimated Purchase Price” means One Million Nine Hundred Ninety Thousand Seven Hundred Sixteen U.S. Dollars ($1,990,716.00), which is Seller’s estimate of the Closing Net Book Value.
“Governmental Authority” means any federal, national, state, provincial, local, or similar United States or foreign government, governmental, regulatory or administrative authority (including any Taxing authority), agency or commission or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, consent decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), hydrogen 3, and tritium (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, (c) any other chemical, material or substance which is regulated by any Environmental Law or Governmental Authority and (d) a Hazardous Substance.
“Hazardous Substance” has the meaning as defined in 42 USC § 9601(14) and as defined in any applicable state or local legislation or regulations.
“Interest Assignment” is defined in Section 1.5(a).
“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” means Seller pursuant to Section 6.2 or Buyer pursuant to Section 6.3, as the case may be.

“Independent Accountant” has the meaning set forth in Section 1.7(d).
“Intellectual Property” means any and all: (a) trademarks and service marks, including all applications and registrations and goodwill related to the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets and confidential know-how; (d) patents and patent applications; and (e) internet domain name registrations.
“Interest” means all of the limited liability company membership interests of the Company.
“IRS” means the United States Internal Revenue Service.
“Law” means any federal, national, state, provincial, local or similar United States or foreign statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.
“Liability” means any obligation or liability of any nature (including any known, unknown, undisclosed, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), absolute or contingent, accrued or unaccrued, mature or unmatured, due or to become due, regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.
“Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any other result, occurrence, condition, fact, change, violation, event or effect, has a material adverse effect or impact on the assets, liabilities, financial condition, business, results of operations of the Company taken as a whole, or on the ability of Seller to complete the Closing pursuant to the terms hereof or comply with their obligations hereunder, other than to the extent such effects are due to, relate to or arise from: (a) any general economic, capital market, financial, political or regulatory conditions, worldwide or in the United States; (b) factors generally affecting the industry or markets in which the Company operates or to which its products are sold; (c) an outbreak, escalation or material worsening of hostilities, war, acts of terrorism (including cyber terrorism), or other national or international calamity, crisis or emergency (including natural disasters) or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (d) changes, or proposed changes, in Law or interpretations or implementation thereof between the date hereof and the Closing; (e) the transactions contemplated by this Agreement and the public announcement thereof; (f) actions by customers or suppliers; (g) loss of personnel, suppliers, or customers; (h) the delay or cancellation of orders for services and products; (i) the taking of any action (or omitting to take action) to the extent required by this Agreement or consented to in writing by Buyer; (j) any event, change or effect resulting from the identity of Buyer or its Affiliates; (k) any failure of the Company to meet financial projections (but not excluding any of the reasons for or factors contributing to the failure); (l) any event, change or effect resulting from the breach of this Agreement by Buyer; and (m) any matter disclosed in the Due Diligence Schedules; except, in the case of (a) through (b), as may have a material disproportionate effect on the Company relative to other comparable companies operating in the industry in which the Company operates.

“Material Contracts” is defined in Section 2.9.
“Net Book Value” means a sum equal to the aggregate amount of the total assets (including the Acquired Company Cash) less the current liabilities as derived from a balance sheet of the Company.
“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).
“Owned Real Property” means each item of real property owned by the Company.
“Permits” means any permit, license, certificate, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.
“Permitted Liens” means (a) minor imperfections of title that do not materially detract from the value or impair the use of any asset; (b) liens for Taxes, assessments, and other governmental charges or levies not yet due and payable or delinquent or which are being contested in good faith by appropriate action and as to which adequate reserves have been established in accordance with the Accounting Standards; (c) statutory liens of mechanics, materialmen, warehousemen or carriers, and similar liens arising by operation of Law in the ordinary course of business for sums not yet due or being contested in good faith and as to which adequate reserves have been established in accordance with the Accounting Standards; and (d) applicable zoning laws and ordinances and municipal regulations and rights reserved to or vested in any Governmental Authority to control or regulate real property and realty rights.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
“Personal Property” is defined in Section 2.8.
“Post-Closing Adjustment” has the meaning set forth in Section 1.7(a).
“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period from and after the day immediately following the Closing Date as well as any extraordinary actions taken by Buyer or its Affiliates on the Closing Date but after the time of Closing and not expressly contemplated by this Agreement.
“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period through the Closing Date, but shall not in any event include any extraordinary actions taken by Buyer or its Affiliates on the Closing Date but after the time of Closing and not expressly contemplated by this Agreement.
“Purchase Price” is defined in Section 1.3.

“Qualified Plan” means any Company Benefit Plan that meets, purports to meet or is intended to meet the requirements of Section 401(a) of the Code, including any previously terminated plan.
“Reference Financial Statements” means the unaudited balance sheet of the Company as at December 29, 2013 and the income statement for the 9 month year to date fiscal period ending on that date, delivered to the Buyer at Closing.
“Resolution Period” has the meaning set forth in Section 1.7(c).
“Review Period” has the meaning set forth in Section 1.7(b).
“Seller Benefit Plans” is defined in Section 2.20(a).
“Seller Fundamental Reps” is defined in Section 6.1(a).
“Seller Indemnified Party” is defined in Section 6.3.
“Seller” is defined in the preamble.
“Seller’s Knowledge” including all similar uses of the concept, including “aware,” “known to” and “knowledge of” means the actual knowledge of the Seller after having made reasonable enquiries of Al Totten, Barry Mikucki, and Eric Podtburg, such enquiries having regard always to their respective positions within the Company’s organization.
“Services” is defined in Section 4.6.
“Statement of Objections” has the meaning set forth in Section 1.7(c).
“Straddle Period” means any Tax Period beginning on or before the Closing Date and ending after the Closing Date.
“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties and additions thereto) imposed by any Governmental Authority, including, without limitation, income, estimated income, alternative minimum, gross receipts, margin, profits, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes.
“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
“Tax Return” means any report, return, information return, claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration, statement or certification filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax, including all attachments thereto and amendments thereof.

“Third Party Claim” is defined in Section 6.5.
“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added, recording, escrow and other similar Taxes incurred in connection with the transactions contemplated by this Agreement (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).
“Treasury Regulation” means the Treasury Regulation promulgated under the Code by the United States Department of Treasury.